FORM OF SHARE PURCHASE AGREEMENT

ALPS SERIES TRUST

On behalf of its series,

Seven Canyons Strategic Income Fund and

Seven Canyons World Innovators Fund (the “Funds”)

This Agreement is made effective as of the _______ day of March, 2018 between ALPS Fund Services, Inc. (“ALPS”), a Colorado corporation, and ALPS Series Trust, a Delaware statutory trust (the “Trust”), on behalf of the Funds.

WHEREAS, each Fund wishes to sell to ALPS, and ALPS wishes to purchase from each Fund, shares of beneficial interest of each class of shares of the Funds in the amounts listed on Appendix A hereto (collectively, the “Shares”); and

WHEREAS, ALPS is purchasing the Shares for the purpose of acquiring the initial Shares of the Funds.

NOW, THEREFORE, the parties hereto agree as follows:

1.       Simultaneously with the execution of this Agreement, ALPS is delivering to the Funds payment in the amount listed on Appendix A hereto in full payment for the Shares.

Executed as of the date first set forth above.

ALPS FUND SERVICES, INC.

By: Jeremy O. May
Its: President

ALPS SERIES TRUST,
on behalf of the Funds

By: Rick Noyes
Its: Secretary

Appendix A

Institutional Class

Fund	Number of Shares	Share Price	Total Purchase Price Paid to Fund
Seven Canyons World Innovators Fund	1	$[ ]	$[ ]

Investor Class

Fund	Number of Shares	Share Price	Total Purchase Price Paid to Fund
Seven Canyons Strategic Income Fund	1	$[ ]	$[ ]
Seven Canyons World Innovators Fund	1	$[ ]	$[ ]